Exhibit 99.1

Shineco, Inc. Enters into Agreements with the Hemp Research

Institute of the Chinese Academy of Agricultural Sciences for

Industrial Cannabis Business Line

BEIJING, March 20, 2019 /PRNewswire/ -- Shineco, Inc. (“Shineco” or the “Company”; NASDAQ: TYHT), a producer and distributor of Chinese herbal medicines, organic agricultural produce, specialized textiles, and other health and well-being focused plant-based products in China, announced today that the Company has entered into three separate agreements with the Hemp Research Institute of the Chinese Academy of Agricultural Sciences (“HRI”).

The three agreements the Company has entered into include an industrial cannabis technology transfer agreement, an industrial cannabis apocynum planting technical service agreement and a hemp industry technical service and product R&D cooperation framework agreement.

Pursuant to the industrial cannabis technology transfer agreement (the “Transfer Agreement”), HRI agrees to transfer use rights and intellectual property rights of its newly bred high CBD industrial cannabis strains, the M11 line, to the Company. The Company believes certain traits of M11 are suitable for the Company’s production of industrial cannabis.

Pursuant to the industrial cannabis apocynum planting technical service agreement (the “Technical Service Agreement”), HRI agrees to provide the Company with proposals for farmland infrastructure maintenance, agricultural product procurement and industrial cannabis, apocynum strain selection and planting. As part of the agreement, HRI also agrees to guide the Company in its planting, field management and harvest during the growing period for industrial cannabis and apocynum.

Pursuant to the hemp industry technical service and product R&D cooperation framework agreement, both parties agree to strengthen technical cooperation in planting and seed production including but not limited to apocynum and industrial cannabis planting regional planning, strain screening, high-yield planting technical guidance, improved seed breeding, pest control, mechanized harvesting and stripping, biological degumming and functional active ingredient extraction. As part of the cooperation framework agreement, both parties agree to conduct joint technical research and product development including but not limited to apocynum and industrial cannabis related forward-looking technical research, and comprehensive utilization related technology research and development.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, commented, “We view these three agreements with the Hemp Research Institute of the Chinese Academy of Agricultural Sciences as important milestones for Shineco. We believe our new business line of industrial cannabis will benefit from the industrial cannabis strains produced by the HRI, which are suitable for industrial production, as well as the technical knowledge and other resources that HRI possesses. We are happy to innovate in the industrial cannabis market as we leverage our long-time expertise in augmenting hemp production with technology and our extensive knowledge in other agricultural products.”

About Shineco, Inc.

Incorporated in Delaware in August 1997 and headquartered in Beijing, China, Shineco, Inc. (“Shineco” or the “Company”) is a holding company, through its subsidiaries and variable interest entities, undertakes vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit www.tianyiluobuma.com.

Forward-Looking Statements

This press release contains information about Shineco’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco’s registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com